As filed with the Securities and Exchange Commission
                      on September 19, 2003                      Reg. No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               EMagin Corporation

             (Exact name of registrant as specified in its charter)



         Delaware                                             56-1764501
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                               identification No.)


                2070 Route 52, Hopewell Junction, New York 12533
              (Address of principal executive offices) (Zip Code)

                             COMPENSATION AGREEMENTS
                               (full time of plan)

                              Gary Jones, President
                                  2070 Route 52
                        Hopewell Junction, New York 12533
                     (Name and address of agent for service)

                                 (845) 892-1900
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                        Proposed maximum      Proposed maximum
                        Amount to be          offering price       Aggregate offering    Amount of
Title of securities     Registered            per share*           Price                 Registration fee
to be registered
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                     174,333           $1.50                $261,499.50              $21.16
($.001 par value)
----------------------- --------------------- -------------------- --------------------- --------------------

* Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the American Stock Exchange on September 18, 2003.

                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 relates to the issuance of up to 174,333 shares of common stock to various consultants.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

          o Reference is made to the Registrant's annual report on Form 10-K/A for the year ended December 31, 2002, as filed with the SEC on May 6, 2003, which is hereby incorporated by reference.

          o Reference is made to the Registrant's quarterly report on Form 10-QSB for the period ended March 31, 2003, as filed with the Commission on May 20, 2003, which is hereby incorporated by reference.

          o Reference is made to the Registrant's quarterly report on Form 10-QSB for the period ended June 30, 2003, as filed with the Commission on August 19, 2003, which is hereby incorporated by reference.

          o Reference is made to the Registrant's registration statement on Form SB-2, as filed with the Commission on July 25, 2003, which is hereby incorporated by reference.

          o Reference is made to the Registrant's current reports on Form 8-K filed with the Commission under file number 001-15751 for the fiscal year 2002 to date.

          o The description of the Registrant's common stock is incorporated by reference to the Registrant's Registration Statement on Form 10-SB, as filed with the Commission under file number 000-24757 on January 23, 1996.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of Americas, 21st flr., New York, NY 10018. A member of Sichenzia Ross Friedman Ference LLP will receive up to 100,000 shares of common stock in connection with legal services. Such shares are being registered in this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

            The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provided that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

            Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         EXHIBIT
         NUMBER   EXHIBIT

4.1      Compensation Agreement with Yasunori Nakazaki dated September 9, 2003

4.2      Compensation Agreement with Richard Hausig dated August 26, 2003

4.3 Compensation Agreement with Sichenzia Ross Friedman Ference LLP dated September 15, 2003

4.4      Compensation Agreement with Olivier Prache dated August 29, 2003

5.1      Opinion of Sichenzia Ross Friedman Ference LLP

23.1     Consent of Sichenzia Ross Friedman Ference LLP is contained in
         Exhibit 5.1

23.2     Consent of Grant Thornton

24.1     Power of Attorney (included in the Signature Page)

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hopewell Junction, State of New York on September 19, 2003.

                EMAGIN CORPORATION


                By:  /s/ Gary Jones
                    ---------------
                    Gary Jones, President, Chief Executive Officer and Director (Principal Executive Officer and Acting Principal
                     Accounting Officer)

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

                 Signature                                     Title                               Date

 /s/Claude Charles                                           Director                       September 19, 2003
--------------------------------------------
Claude Charles

/s/Jacob Goldman                                             Director                       September 19, 2003
-----------------------------------------
Jacob Goldman

/s/Jack Rivkin                                               Director                       September 19, 2003
-------------------------------------------
Jack Rivkin

/s/Paul Cronson                                              Director                       September 19, 2003
------------------------------------------
Paul Cronson

/s/Dr. Jill Wittels                                          Director                       September 19, 2003
------------------------------------------
Dr. Jill Wittels

/s/ Rear Admiral Thomas Paulsen, USN                         Director                       September 19, 2003
--------------------------------------
Rear Admiral Thomas Paulsen, USN (RET)

         EXHIBIT
         NUMBER   EXHIBIT

4.1      Compensation Agreement with Yasunori Nakazaki dated September 9, 2003

4.2      Compensation Agreement with Richard Hausig dated August 26, 2003

4.3 Compensation Agreement with Sichenzia Ross Friedman Ference LLP dated September 15, 2003

4.4      Compensation Agreement with Olivier Prache dated August 29, 2003

5.1      Opinion of Sichenzia Ross Friedman Ference LLP

23.1     Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit
         5.1.

23.2     Consent of Grant Thornton

24.1     Power of Attorney (included in the Signature Page).

Exhibit 4.1
                             COMPENSATION AGREEMENT

     This Compensation Agreement is dated as of September 9, 2003 among eMagin Corporation, a Delaware corporation (the "Company") and Yasunori Nakazaki ("Consultant").

     WHEREAS, the Company has requested the consultant to provide the Company with marketing support services in connection with their business, and the Consultant has agreed to provide the Company with such services for a period through December 31, 2003 and include all prior billed, but unpaid services; and

     WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

     NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

     1. The Company will issue up to 30,000 shares of the Company's common stock, $.001 par value per share, to such members or employees of the Consultant as the Consultant shall designate.

     The total number of shares to be issued will be $15,000 divided by the closing price of the Company's stock on the day that this agreement is signed (the "Effective Date"). In the event that the number of shares to be issued is a fractional amount, the number of shares issued will be round up to the nearest whole share. The shares shall be issued to the Consultant one (1) day after the Effective Date. These shares shall represent payment for services provided by the Consultant to the Company from October 1, 2003 through December 31, 2003.

     2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

     IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first written above.

                                            EMAGIN CORPORATION
                                            /s/Gary Jones
                                            -------------
                                            Chairman


                                            CONSULTANT
                                           /s/Yasunori Nakazaki
                                           --------------------

                                                                     Exhibit 4.2

                             COMPENSATION AGREEMENT

         This Compensation Agreement is dated as of August 26, 2003 among eMagin Corporation, a Delaware corporation (the "Company") and Richard Hausig ("Consultant").

         WHEREAS, the Consultant has provided and will provide EDGAR services for the Company; and

         WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services to be rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will issue up to 13,333 shares of its common stock to cover up to $10,000 worth of services, to such members or employees of the Consultant as the Consultant shall designate.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            EMAGIN CORPORATION

                                            /s/Gary Jones
                                            -------------
                                            Chairman



                                            /s/Richard Hausig

Exhibit 4.3
                             COMPENSATION AGREEMENT


         This Compensation Agreement is dated as of September 15, 2003 among eMagin Corporation, a Delaware corporation (the "Company") and Sichenzia Ross Friedman Ference LLP ("Consultants").


         WHEREAS, the Company has requested the Consultants to provide the Company with legal services in connection with their business, and the Consultants have agreed to provide the Company with such legal services; and

         WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

                      1. The Company will issue up to 200,000 shares of the Company's common stock, $.001 par value per share, to such members or employees of the Consultants as the Consultants shall designate. The shares to be issued shall represent services provided by the Consultant in respect of the Company's continuing reporting requirements, as well as for certain general corporate matters for a period of twelve (12) months from the date of this agreement. The shares shall be distributed on a monthly basis, based upon a monthly fee of $8,400, with the exact number of shares per month being determined based upon the prevailing bid on the last day of the immediately preceding month. Additional shares may be issued on a monthly basis, based upon hourly fees, for general corporate and litigation matters not covered by the monthly fee as well as for new matters, with the exact number of such additional shares also being determined based upon the prevailing bid on the last day of the immediately preceding month

                      2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 60 days of the execution of this agreement.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            EMAGIN CORPORATION
                                            /s/Gary Jones
                                            -------------
                                            Chairman


                       SICHENZIA ROSS FRIEDMAN FERENCE LLP

                                            /s/Richard A. Friedman

Exhibit 4.4

                    SETTLEMENT/ RELEASE/CONSULTANT AGREEMENT

This Agreement (the "Agreement") is entered into this 29th day of August 2003, by and between Olivier Prache and eMagin Corporation ("eMagin").
                               W I T N E S S T H:

WHEREAS, Olivier Prache is owed salary from eMagin for past employment;

WHEREAS, Olivier Prache wishes to settle and forgive the past salary owed and be retained as a consultant for eMagin;

WHEREAS, the parties have concluded that it is in their mutual best interests to settle this matter upon the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the covenants, payments, and agreements set forth in the Agreement, Olivier Prache and eMagin intending to be legally bound thereby, and hereby warranting that they each have the capacity and authority to execute the Agreement, it is agreed by and among the undersigned parties, that all obligations by eMagin against Olivier Prache arising from services rendered are hereby settled and compromised on the following terms and conditions, to wit:

                      1. Compromise. Upon Execution of this Agreement, Olivier Prache agrees to waive all past and accrued salary owed by eMagin. Furthermore, Olivier Prache agrees to be retained as a consultant on an independent contractor basis for the term and compensation described in Section 2 below.

                      2. Consultant Services. Upon execution of this Agreement, Olivier Prache agrees to act as a consultant, on an independent contractor basis, to eMagin and provide consulting services regarding technology and intellectual property issues at eMagin. The term of the consulting services and compensation commences upon execution of this Agreement and terminates on December 31, 2003. As compensation for consulting services, Olivier Prache will receive $22,800 payable in shares of eMagin's common stock. The total number of shares to be issued will be $22,800 divided by the average of the five (5) prior days closing price of the Company's common stock on the day that the Form S-8, under which these shares are being registered, goes effective with the Securities and Exchange Commission (the "Effective Date"). In the event that the number of shares to be issued is a fractional amount, the number of shares issued will be rounded up to the nearest whole share. The shares shall be issued to the Consultant three (3) days after the Effective Date.

                      3. Registration of Shares. The above compensation shall be registered using a form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

                      4. General Release. Upon full compliance with the terms of this Agreement, Olivier Prache hereby releases, acquits and forever discharges eMagin, its present and former officers and directors, employees, affiliates, representatives, agents, predecessors, successors, and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which Olivier Prache, or his, representatives, agents, predecessors, successors, and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Agreement relating to past and accrued salary.

                      5. Independent Contractor. Olivier Prache shall perform services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. The parties hereto expressly understand and agree that Olivier Prache shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

                      6. Binding Agreement. The terms of the Agreement are binding upon and inure to the benefit of each of the parties hereto, their respective successors, assigns, dependents, and all other related persons, affiliates or associates. 7. Headings. The captions of the paragraphs and sections of the Agreement are provided solely for convenience, and are not intended to, and in fact, shall not affect the substance or meaning of the Agreement. 8. Representation. Each of the parties hereto represents that each has read and fully understands each of the provisions contained herein, that each reviewed same with his attorney of choice, and that each represents and acknowledges that each and every one of the provisions contained in the Agreement is fair and not unconscionable to either party.

                      9. Severability. Should any provision of the Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of the Agreement.

                      10. Counterparts. The Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement. 11. Choice of Laws. The Agreement shall be governed by and construed in accordance with the substantive law of the State of New York.

         IN WITNESS WHEREOF, the parties have read and executed the Agreement as of the date and year first above written.

By: Olivier Prache
------------------
 Name: Olivier Prache
 Title:


EMAGIN CORPORATION


By: Gary Jones
   ----------------
   Name: Gary Jones
   Title: Chairman

EXHIBIT 5.1

                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                                Attorneys At Law
                           1065 Avenue of the Americas
                            New York, New York 10018
                              ---------------------
                            Telephone: (212) 930-9700
                            Facsimile: (212) 930-9725
                            E-Mail: srflaw@i-2000.com

                                                              September 19, 2003

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         Re:      eMagin Corporation
                  Form S-8 Registration Statement


Ladies and Gentlemen:

         We refer to the above-captioned registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by eMagin Corporation, a Florida corporation (the "Company"), with the Securities and Exchange.

         We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we ave assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

         Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

                                            Very truly yours,

                     /s/ Sichenzia Ross Friedman Ference LLP
                     ---------------------------------------
                       Sichenzia Ross Friedman Ference LLP

                                  Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 11, 2003 accompanying the consolidated financial statements of eMagin Corporation and subsidiaries included in the Annual Report on Form 10-K/A for the year ended December 31, 2002, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/S/ Grant Thorton
------------------
GRANT THORNTON LLP

New York, New York
September 16, 2003